Exhibit 99.1

NEWS RELEASE FOR FURTHER INFORMATION:

STEVEN G. LARSON, VP-FINANCE
1875 N. Shoreline Boulevard, Mountain View, CA 94043	(650) 969-7277
Telephone (650) 969-7277 • Fax (650) 969-6121	or
ELLEN BROOK, INVESTOR RELATIONS
(650) 470-0200

LaserCard Corporation Reports Results for FY05 Second Quarter

(Formerly Drexler Technology Corporation)

Mountain View, Calif. – October 28, 2004 – LaserCard Corporation (NASDAQ:LCRD), the world’s leading manufacturer of multi-biometric ID cards, today announced the financial results for its fiscal 2005 second quarter ended September 30, 2004.

Revenues for the second quarter of fiscal 2005 were $7.8 million, compared with $8.7 million in the prior quarter and $2.7 million in the same quarter a year ago. The net loss for the second quarter of fiscal 2005 was $1.5 million, or ($0.13) per share. This compares with the net loss of $1.5 million in the prior quarter, or ($0.14) per share. The net loss reported in the same quarter a year ago was $1.7 million, or ($0.17) per share, which included an income tax benefit of $389,000.

LaserCard® optical memory card revenues for the quarter were $5.1 million for the second quarter as compared with $5.6 million in the prior quarter and $2.2 million in the prior year’s second quarter. Revenues from LaserCard® read/write drives, drive accessories and maintenance were $155,000 for the second quarter as compared with $289,000 in the prior quarter and $471,000 for the same period last year. Revenues from specialty cards and printers totaled $2.5 million for the second quarter as compared with $2.8 million for the prior quarter. The Company did not have this product line last fiscal year prior to the acquisition of the German companies.

Cash

LaserCard Corporation’s cash, cash equivalents, short-term investments and long-term investments (maturities ranging from 1 to 2.5 years) were $20.5 million at September 30, 2004, compared with $20.9 million at March 31, 2004.

Second Quarter Highlights

•	Received $5 million follow-on order by the Department of Homeland Security for LaserCards® for use as Green Cards

•	Received follow-on purchase order for 265,000 chip-ready optical memory cards for national ID card program in Middle East

•	Received $0.3 million follow-on order for secure, durable non-optical ID cards for national family ID program in Middle East

•	Changed corporate name to LaserCard Corporation; stock symbol now LCRD

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LaserCard Corporation Reports Q2’05 Results

October 28, 2004

Post Quarter Highlights

•	Added new VARs in the U.S. and Greece targeted at the healthcare market, and in Poland targeted at the government secure ID market

•	Received orders for 38,000 optical/smart cards for the Indian states of Gujarat and Delhi for their secure vehicle registration programs

•	German operations received ISO9000 certification

Earnings Results Conference Call

LaserCard will hold a conference call to discuss the company’s fiscal second quarter results today, October 28, 2004, at approximately 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time. For access to the conference call, please call 210-234-0000 by 1:50 p.m. Pacific Time. A taped replay of the call will be available for one week. To access the replay, please call 203-369-1368. You will need to reference the passcode: LaserCard and the conference leader: Richard Haddock. To listen to the call via the Internet, please log on to: www.lasercard.com or www.vcall.com. The Internet Webcast will be archived for one year.

About LaserCard Corporation

LaserCard Corporation (www.lasercard.com) manufactures and markets LaserCard® optical memory cards, chip-ready Smart/Optical™ cards and other advanced-technology secure identification cards. The company has sold over 25 million secure ID cards to meet the demanding requirements for border security, digital governance, and national identification in countries around the world, including the United States, Canada, Italy and India. In addition, the Company manufactures optical card read/write drives and develops optical card system software, card-related data systems and peripherals. The Company operates two wholly owned German subsidiaries: Challenge Card Design Plastikkarten GmbH, which manufactures advanced-technology cards; and cards & more GmbH, which markets cards, system solutions, and card personalization printers. LaserCard Corporation was formerly known as Drexler Technology Corporation (NASDAQ:DRXR) and is headquartered in Mountain View, Calif.

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LaserCard Corporation Reports Q2’05 Results

October 28, 2004

LASERCARD CORPORATION AND SUBSIDIARIES

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	09/30/04	09/30/03	09/30/04	09/30/03
Revenues	$7,773	$2,708	$16,483	$5,154
Cost of product sales	5,842	2,526	12,208	5,082

Gross profit	1,931	182	4,275	72

Selling, general, and administrative expenses	2,809	1,642	5,843	3,411
Research and engineering expenses	723	741	1,574	1,353

Total operating expenses	3,532	2,383	7,417	4,764

Operating loss	(1,601)	(2,201)	(3,142)	(4,692)
Other income, net	62	68	85	132

Loss before income taxes	(1,539)	(2,133)	(3,057)	(4,560)
Income tax expense (benefit)	(18)	(389)	8	(1,360)

Net loss	$(1,521)	$(1,744)	$(3,065)	$(3,200)

Basic and diluted, net loss per share:	$(0.13)	$(0.17)	$(0.27)	$(0.30)

Weighted-average shares used in computing basic and diluted, net loss per share:	11,368	10,553	11,388	10,516

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LaserCard Corporation Reports Q2’05 Results

October 28, 2004

LASERCARD CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share and per share amounts)

	September 30, 2004	March 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$13,215	$11,688
Short-term investments	—	981
Accounts receivable, net of allowances of $231 at September 30, 2004 and $296 at March 31, 2004	2,528	2,550
Inventories	6,872	6,799
Prepaid and other current assets	1,111	1,276

Total current assets	23,726	23,294

Property and equipment, at cost	28,875	27,609
Less—accumulated depreciation and amortization	(16,289)	(16,079)

Property and equipment, net	12,586	11,530

Long-term investments	7,300	8,246
Equipment held for resale	3,280	2,419
Patents and other intangibles, net	948	978
Goodwill	3,321	3,321
Other non-current assets	—	47

Total assets	$51,161	$49,835

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,135	$4,249
Accrued liabilities	1,960	2,035
Deferred tax liability	582	608
Advance payments from customers	2,774	3,102
Deferred revenue	191	111
Bank borrowings and current portion of long-term debt	125	1,166

Total current liabilities	7,767	11,271

Long-term debt, net of current portion	2,080	2,378
Advance payments from customers	7,000	500
Deferred revenue	2,000	—

Total liabilities	$18,847	$14,149

Stockholders’ equity:
Preferred stock, $.01 par value:
Authorized—2,000,000 shares
Issued—none	—	—
Common stock, $.01 par value:
Authorized—30,000,000 shares
Issued and outstanding— 11,425,389 shares at September 30, 2004 and 11,399,764 shares at March 31, 2004	$114	$114
Additional paid-in capital	54,071	53,816
Accumulated deficit	(21,309)	(18,244)
Accumulated other comprehensive gain	94	—
Treasury stock	(656)	—

Total stockholders’ equity	32,314	35,686

Total liabilities and stockholders’ equity	$51,161	$49,835

*	Amounts derived from audited financial statements at the date indicated.